Exhibit 99.5

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL CLOSES ON NEW SENIOR SECURED CREDIT FACILITY

STAMFORD, CT. — July 12, 2010 — Hexcel Corporation (NYSE: HXL) today announced the successful consummation of a new $250 million senior secured credit facility consisting of a $150 million revolving loan and a $100 million term loan that will mature in five years. The new facility replaces the Company’s previous senior secured credit facility ($131 million term loan and a $125 million revolving loan).

The interest rate for the term loan and the revolver is LIBOR + 2.75% through December 2010, and then can range down to LIBOR + 2% depending upon our leverage ratio    The new initial interest rate is 125 basis points lower than the prior facility, and more importantly removes the 2.5% LIBOR floor of the prior facility. We expect that interest costs will decrease in the first year by more than $5 million at current borrowing levels and forecasted LIBOR rates, with the payback from the refinancing estimated to be about nine months.  As a result of the refinancing, Hexcel will accelerate the unamortized financing costs of the credit facility being replaced incurring a pretax charge of $6.8 million (estimated after tax of $0.04 per diluted share) in the third quarter of 2010.   The offering was led by Banc of America Securities LLC and RBS Citizens, N.A..

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements for composites, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com